As filed with the Securities and Exchange Commission on June 5, 2009.

Registration No. 333-144370

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covidien public limited company

(Exact name of registrant as specified in its charter)

Ireland	98-0624794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cherrywood Business Park

Block G, First Floor

Loughlinstown

Co. Dublin, Ireland

(Address of Principal Executive Offices)

Separation and Distribution Agreement Equity Awards

(Full title of the plan)

John H. Masterson

Senior Vice President and General Counsel

Covidien

15 Hampshire Street

Mansfield

Massachusetts 02048

(Name and address of agent for service)

(508) 261-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒		Accelerated filer	☐

Non-accelerated filer ☐	(do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-144370) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Covidien plc, an Irish public limited company (the “Company”), as successor issuer to Covidien Ltd., a company incorporated under the laws of Bermuda (“Covidien-Bermuda”). Pursuant to a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”), on June 4, 2009, all of the previously outstanding common shares of Covidien-Bermuda were cancelled and each holder of cancelled Covidien-Bermuda common shares received ordinary shares of the Company on a one-for-one basis (the “Transaction”). As a result of the Transaction, Covidien-Bermuda became a wholly owned subsidiary of the Company. In connection with the Transaction, the Company assumed the outstanding equity awards that were converted to Covidien-Bermuda equity awards upon Covidien-Bermuda’s separation from Tyco International Ltd. in June 2007 pursuant to the Separation and Distribution Agreement by and among Covidien-Bermuda, Tyco International Ltd. and Tyco Electronics Ltd. (the “Converted Equity Awards”) such that ordinary shares of the Company will be issued, held available or used as appropriate in lieu of Covidien-Bermuda common shares in connection with the vesting or exercise of any Converted Equity Awards. The Company expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Covidien-Bermuda, or by the Company as successor issuer, with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(1)	Covidien-Bermuda’s Annual Report on Form 10-K for the fiscal year ended September 26, 2008;

(2)	Covidien-Bermuda’s Quarterly Reports on Form 10-Q for the quarters ended December 26, 2008 and March 27, 2008;

(3)	Covidien-Bermuda’s Current Reports on Form 8-K filed with the SEC on November 25, 2008, December 23, 2008, January 6, 2009, January 16, 2009, March 23, 2009, March 31, 2009, May 8, 2009 (Item 1.01 only) and May 28, 2009;

(4)	The Company’s Current Report on Form 8-K filed on June 5, 2009; and

(5)	The description of the Company’s ordinary shares included in Item 8.01 of the Company’s Current Report on Form 8-K filed on June 5, 2009, including any amendment or report filed for the purpose of updating such description.

Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement (including any further amendment hereto) or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (including any further amendment hereto) or in any document filed subsequent to the date of this Post-Effective Amendment No. 1 that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts 1963-2006 (the “Irish Companies Acts”). The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.

In addition, the Company’s articles of association provide that, as far as is permissible under the Irish Companies Acts, the Company shall indemnify any executive officer of the Company (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to the Company, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company.

The directors of the Company may on a case-by-case basis decide at their discretion that it is in the best interest of the Company to indemnify an individual director from any liability arising from his or her position as a director of the Company. However, this discretion must be exercised bona fide in the best interests of the Company as a whole.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Company has purchased and maintains a directors’ and officers’ liability policy.

Upon the completion of the Transaction, Covidien-Bermuda and the Company entered into deeds of indemnification (the “indemnification agreements”) with each of the directors of the Company and its Secretary that provide that Covidien-Bermuda will indemnify the indemnitee against claims related to such indemnitee’s service to the Company, and against claims related to such indemnitee’s service to Covidien-Bermuda prior to the Transaction that are brought before the sixth anniversary of the Transaction Time (as defined in the Scheme of Arrangement), except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of any federal, state, or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that the Company consider in its discretion whether to make such indemnification payment or expense advancement. The agreements provide that the Company will consider whether to make such indemnification payment or expense advancement based on the facts and circumstances related to the request. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from the Company, within five business days of the later of the indemnitee’s request of the insurer and his or her request of the Company, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the agreement. Any appropriate person or body consisting of a member or members of the board of directors of the Company or any other person or body appointed by the board of directors of the Company who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the agreement has occurred), may preclude an indemnification payment or expense advance under the agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Company to indemnify such indemnitee under its articles of association as then in effect, the Company will reimburse Covidien-Bermuda for any related indemnification payments or expense advancements. Indemnification and advancement of expenses will not be made in connection with proceedings brought by the indemnitee against the Company or any of its subsidiaries or any director or officer of the Company or any of its subsidiaries, except in specified circumstances.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	Memorandum and Articles of Association of Covidien plc (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2009)

4.2	Certificate of Incorporation of Covidien plc (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 5, 2009)

5.1	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney*

*	Filed herewith

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mansfield, Commonwealth of Massachusetts, on this 5th day of June, 2009.

COVIDIEN PUBLIC LIMITED COMPANY
(Registrant)

By:	/s/ Richard J. Meelia
Richard J. Meelia
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard J. Meelia Richard J. Meelia	Chairman, President and Chief Executive Officer (principal executive officer)	June 5, 2009

/s/ Charles J. Dockendorff Charles J. Dockendorff	Executive Vice President and Chief Financial Officer (principal financial officer)	June 5, 2009

/s/ Richard G Brown, Jr. Richard G. Brown, Jr.	Vice President, Chief Accounting Officer and Controller (principal accounting officer)	June 5, 2009

/s/ Richard J. Meelia Richard J. Meelia	Authorized Representative in the United States	June 5, 2009

* Dennis H. Reilley	Director	June 5, 2009

* Craig Arnold	Director	June 5, 2009

* Robert H. Brust	Director	June 5, 2009

* John M. Connors, Jr.	Director	June 5, 2009

* Christopher J. Coughlin	Director	June 5, 2009

Name	Title	Date

* Timothy M. Donahue	Director	June 5, 2009

* Kathy J. Herbert	Director	June 5, 2009

* Randall J. Hogan, III	Director	June 5, 2009

* Tadataka Yamada	Director	June 5, 2009

* Joseph A. Zaccagnino	Director	June 5, 2009

A Majority of the Board of Directors.

*	The undersigned does hereby sign this Post-Effective Amendment No. 1 on behalf of the above indicated individual pursuant to a power of attorney executed by such individual.

By:	/s/ John H. Masterson
John H. Masterson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Memorandum and Articles of Association of Covidien plc (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2009)

4.2	Certificate of Incorporation of Covidien plc (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 5, 2009)

5.1	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney*

*	Filed herewith